January 24, 2000


Mr. Alain Andreoli
14 Esmond Road
Bedford Park,
London

Dear Alain,

I am pleased to extend to you an offer of Corporate Vice President, General Manager for International Operations, Global Services, and e-Business effective January 1, 2000, reporting directly to David Weiss, the Chairman or the Chief Executive Officer or the President. The compensation and benefit package being offered with this corporate officer position is outlined below, and is subject to approval of the Board of Directors. Upon acceptance of your offer letter, you will be asked to sign an Employment Agreement for Corporate Officers that will further define benefits and responsibilities which will include the terms and conditions contained in this offer letter. A draft of this agreement is submitted for your review.

Your annual base salary will be $325,000, and you will be considered for a merit increase effective January 2001. You will be eligible to participate in the StorageTek MBO Plan. For 2000, your MBO target incentive will be 60% of your base salary at the target level of performance, 120% at the stretch level. This MBO incentive plan is measured based upon 75% for your geographic area performance and 25% on corporate performance. Currently, a portion, 25%, of any MBO bonus will be paid in the form of equity, including shares of common stock, or common stock equivalents. The details of this plan will be contained in a separate MBO document and will be jointly agreed upon by you and me. Your bonus will be paid if earned, on the normal payment schedule in February 2001.

Also, subject to the approval of the Board of Directors, you will receive 7,500 shares of StorageTek restricted common stock at par value, $0.10 per share. These 7,500 shares will vest six years from the date of grant, unless accelerated. The vesting can accelerate to the first, second, and third anniversaries of the grant date through accomplishment of certain objectives through the year. You and I will jointly define the performance criteria for these restricted shares.

Further, subject to the approval of the Board of Directors, StorageTek will grant to you a stock option to purchase 200,000 shares of StorageTek common stock, at a price to be determined on the day the option is granted. The option will be granted pursuant to the terms and conditions of the Company's 1995 Equity Participation Plan which is attached for your review. 140,000 of the stock options will vest in increments of 33%, 33%, and 34% on the first through the third anniversaries of the grant. 60,000 of the stock options will vest on the sixth anniversary of the date of grant; however, the vesting schedule for these options may be accelerated based upon the appreciation of the StorageTek stock price. A portion of the shares, 30,000 shares, will vest if the closing price of a share of StorageTek common stock on the NYSE, for 20 consecutive trading days, equals or exceed 150% of the closing price of the stock on the date the stock is granted, as reported in The Wall Street Journal; and the remaining 30,000 shares will be accelerated if the closing price of a share, for 20 consecutive trading days, equals or exceeds 200% of the closing price of the stock on date the stock is granted.

 Subject to the approval of the Board of Directors and then current market conditions, you may participate in the annual Stock Option Plan. The current allocation model projects annual options grants. The actual amount will be based upon current methodology at the time of the grant.

As a corporate officer, you are expected to comply with the Corporate Officer Ownership Guideline for corporate vice presidents, which is currently 2,500 shares. You have three (3) years to accumulate the shares. You need to retain ownership of 2,500 shares or common stock equivalent, during the course of your employment to comply with the Corporate Officer Ownership Guideline as amended from time to time.

Appropriate passports and visa(s) will be obtained for you and your family, and the cost paid for by StorageTek. Human Resources will assist you with the development and filing of these applications.

StorageTek will also provide the relocation for you and your family from London to Colorado in accordance with the attached international transfer policy. The policy also includes repatriation benefits, if needed.

To assist you with your relocation, StorageTek will provide a forgivable loan which will be grossed up for tax purposes, in the amount of $300,000 plus imputed prime + 1%, forgiven over a three year period, in order for you to obtain permanent housing in the United States. This loan will be payable when and if you purchase a home in the Louisville area. If you leave StorageTek voluntarily or StorageTek terminates your employment for cause at any time during the term of the loan for reasons other than change of control, you will be responsible for repayment of the loan including tax gross- up, pro-rated for the period of time you were in the position, at a rate of 8.33% per quarter. Any tax gross-up due will be based upon actual gross-up amounts paid and incurred as of that point in time.

StorageTek will directly pay into the French Social Security System on your behalf to provide you coverage for disability and pension for a period of up to three years beginning upon your date of transfer to the United States while you are employed by StorageTek. Attachment #1 lists the agreed categories of coverage and amounts estimated based upon your actual earnings. It is understood the amounts will be adjusted every year with your earnings growth. If you leave StorageTek voluntarily or StorageTek terminates your employment for cause at any time during the three year period, you will be responsible for repayment of all monies paid on your behalf, pro-rated for the period of time you were in the position. Your maximum repayment exposure is $ 100,000.

StorageTek also offers a deferred compensation program. Under this program you may defer up to 50% of your base salary and 75% of your bonus amount. Your deferred income is credited with an interest rate equal to the ten-year T-Bill rate plus 2.5 points. You will be provided further information regarding this program.

You are also eligible to participate in the 401(k) plan immediately upon transfer and begin contributions in the next available payroll cycle. You may defer up to 18 percent of your base income into the 401(k) plan. StorageTek will match 100 percent of the first three percent of your annual base pay and 50 percent of the next four percent of your base pay. You will have immediate ownership (be fully vested) of the first three percent match. StorageTek's 50 percent match of your next four percent contribution will be vested after two years of service.

You will receive life insurance coverage in the amount of three times your initial base salary effective January 1, 2000. Subject to approval by the Board of Directors, $850,000 of this coverage will be provided through an individually owned life insurance coverage with the premium paid by the Company. Your group term life insurance coverage will be $50,000. The individually owned policy is a universal life policy that you own and that earns cash surrender value. A member of StorageTek's compensation team will contact you regarding enrollment after your employment date.

As a corporate vice president, you are eligible to receive severance benefits under the terms of the Corporate Officer Agreement, which is attached for your review.

In addition, the following executive perquisites are currently in effect for corporate officers:
o     First class air travel domestically, business class internationally.
o Financial and tax consulting expenses up to 1% of your base pay annually. As part of your relocation benefit, StorageTek will pay for your tax preparation for the 3 year period in France, the UK and the USA.
o Car allowance for a leased-quality vehicle of $550.00 per month, plus reimbursement for maintenance and insurance.
o Executive vacation program allowing vacation as business conditions dictate. There is no defined limit, and therefore, no vacation accrual.
o  Supplemental   executive  health  insurance   program  which  will  reimburse
   qualified health and welfare expenses for you and your family which are not covered by our standard plan. This has an annual limitation of $5,000.00.

You will be eligible for the standard United States benefits package upon your date of transfer to the United States. While in Europe (until your transfer date), you will remain entitled to your current benefits package, including medical, insurance, housing, social security, pension, autos, etc. ( no duplicate but continued benefits ).

You will be eligible for reimbursement of your maternity medical expenses that occur in the US at the same level available to you in the UK through your participation in the US medical plan, combined with the $5000 officer medical benefit and any supplemental reimbursement that may be needed to keep you whole with the UK benefit currently available to you.

We will honor your current assignment agreement (France to the UK) relative to your tax situation, and provide protection for tax exposure that results of your subsequent relocation from the UK to the US. We will evaluate your tax situation during your assignment in the UK assuming there is no significant additional cost to STK.

The offer is contingent upon your signing StorageTek's proprietary rights agreement and identification of pre-employment commitments form which are enclosed for your review. These enclosures define your obligations to StorageTek with regard to disclosure and dissemination of confidential information, ownership of intellectual property, disclosure of existing obligations and commitments, and non-raiding obligations.

Please review and sign the enclosed documents, and return them along with a signed acceptance copy of this letter in the enclosed self-addressed stamped envelope.

If you have any questions regarding the conditions of this offer, please do not hesitate to contact me at 303-673-7199 or Karen Niparko at 303-673-3460. This offer is valid through January 27th, 2000. If you accept this offer, your date of transfer, as we discussed, will be approximately April 2000.

I look forward to working with you as a key member of the StorageTek team!

Very truly yours,



David Weiss
Chairman, Chief Executive Officer and President

Enclosures:
      Acceptance Copy
      Proprietary Rights Agreement
      1995 Equity Participation Plan
      Employment Agreement for Corporate Officers
      International Assignment Policy







I accept the offer as outlined above and understand that my acceptance does not create an employment contract and the detailed terms of my employment contract will be agreed following appropriate legal advise.




Alain Andreoli                Date